First Guaranty Bancshares, Inc. S-3

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Guaranty Bancshares, Inc of our report dated March 16, 2022, relating to the consolidated financial statements of First Guaranty Bancshares, Inc and subsidiary, and the effectiveness of internal control over financial reporting of First Guaranty Bancsares, Inc, and subsidiary appearing in the Annual Report on Form 10-K of First Guaranty Bancshares, Inc for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

April 29, 2022